UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 30, 2010
W. P. CAREY & CO. LLC
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-13779	13-3912578
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 492-1100
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Exhibits
SIGNATURES
EX-17.1
EX-99.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 30, 2010, Gordon F. DuGan notified W. P. Carey & Co. LLC (the “Company”) of his intention to resign as Chief Executive Officer, President and a member of the Company’s Board of Directors (the “Board”); all resignations will be effective July 6, 2010. Mr. DuGan has indicated that his resignation was based on “irreconcilable differences of opinion concerning the degree of authority and control that should be exercised by the Chairman over day-to-day operations, as well as a difference of opinion with the Chairman regarding the strategic direction of the Company.” Mr. DuGan has agreed to make himself available through July 9, 2010 to assist in transition matters.
     In connection with the resignation of Mr. DuGan, on July 5, 2010, the Board appointed Trevor P. Bond, a current director of the Company, as interim Chief Executive Officer effective July 6, 2010 until a permanent Chief Executive Officer is appointed. The compensation arrangements for Mr. Bond have not yet been agreed. Mr. Bond will remain a director of the Company but will resign as a member of the Compensation and Audit Committees of the Board. Mr. Bond is the son of the second husband of the daughter of the half sister of Wm. Polk Carey, the Company’s Chairman.
     Mr. Bond, age 48, currently serves as a director of the Company. Mr. Bond served as a director and a member of the Audit Committees of Corporate Property Associates 14 (“CPA®:14”), Corporate Property Associates 15 (“CPA®:15”) and Corporate Property Associates 16 – Global (“CPA®:16 – Global”) from 2005 to April 2007. Mr. Bond has been the managing member of a private investment vehicle investing in real estate limited partnerships, Maidstone Investment Co., LLC, since 2002. Mr. Bond served in several management capacities for Credit Suisse First Boston (“CSFB”) from 1992 to 2002, including: co-founder of CSFB’s Real Estate Equity Group, which managed approximately $3 billion of real estate assets; founding team member of Praedium Recovery Fund, a $100 million fund managing distressed real estate and mortgage debt; and as a member of the Principal Transactions Group managing $100 million of distressed mortgage debt. Prior to CSFB, Mr. Bond served as an associate to the real estate and finance departments of Tishman Realty & Construction Co. and Goldman, Sachs & Co. in New York. Mr. Bond also founded and managed an international trading company from 1985 to 1987 that sourced industrial products in China for U.S. manufacturers. Mr. Bond received an M.B.A. from Harvard University. Mr. Bond brings to the Board over 25 years of real estate experience in several sectors, including finance, development, investment and asset management, across a range of property types, as well as direct experience in Asia.
     Until his appointment as interim Chief Executive Officer, Mr. Bond also served on the Investment Committee of Carey Asset Management, a subsidiary of the Company that provides advisory services to CPA®:14, CPA®:15, CPA®:16 – Global, and Corporate Property Associates 17 – Global (“CPA®:17 – Global”) and may, if requested by the Company, also provide services to the Company. Mr. Bond will remain on the Board of Directors of W. P. Carey International LLC, a subsidiary of the Company.
     The Board also appointed Mark J. DeCesaris, age 51, as Chief Financial Officer effective July 6, 2010. Mr. DeCesaris has served as the Company’s Acting Chief Financial Officer, Chief Administrative Officer and Managing Director since November 2005. He has also served in the same capacities with CPA®:14, CPA®:15, CPA®:16 – Global since November 2005, and CPA®:17 – Global since October 2007. Mr. DeCesaris had previously been a consultant to the Company’s finance department since May 2005. Prior to joining the Company, from 2003 to 2004 Mr. DeCesaris was Executive Vice President for Southern Union Company, a natural gas energy company publicly traded on the New York Stock Exchange, where his responsibilities included overseeing the integration of acquisitions and developing and implementing a shared service organization to reduce annual operating costs. From 1999 to 2003, Mr. DeCesaris was Senior Vice President for Penn Millers Insurance Company, a property and casualty insurance company, where he served as President and Chief Operating Officer of Penn Software, a subsidiary of Penn Millers Insurance. From 1994 to 1999, Mr. DeCesaris was President and Chief Executive Officer of System One Solutions, a business consulting firm that he founded. Mr. DeCesaris is a licensed Certified Public Accountant and started his career with Coopers & Lybrand in Philadelphia. Mr. DeCesaris graduated from King’s College with a B.S. in Accounting and a B.S. in Information Technology.

Mr. DeCesaris currently serves as a member of the Board of Trustees of King’s College and the Board of Trustees of the Chilton Memorial Hospital Foundation and is a member of the American Institute of Certified Public Accountants. The compensation arrangements for Mr. DeCesaris are not expected to change.
     Also on July 5, 2010, the Board formally appointed Benjamin H. Griswold, IV as Lead Director succeeding Eberhard Faber, IV, who has served as Lead Director since December 2006. Mr. Griswold has served as a member of the Board since 2006 and currently serves as Chair of the Compensation Committee of the Board and on the Executive, Nominating and Corporate Governance and Strategic Planning Committees of the Board. His primary responsibility as Lead Director will be to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. Mr. Griswold will receive $10,000 per year as compensation for his serving as Lead Director. Mr. Faber will continue to be a member of the Board.
     A copy of the Company’s press release announcing the appointments of Messrs. Bond, DeCesaris and Griswold and the resignation of Mr. DuGan has been filed as an exhibit to this Report.
Item 9.01 Exhibits
Exhibit 17.1	Resignation Letter of Gordon F. DuGan dated July 6, 2010

Exhibit 99.1	Press release of the registrant dated July 6, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey & Co. LLC
Date: July 6, 2010	By:	/s/ Susan C. Hyde
Susan C. Hyde
Managing Director